Exhibit 99.2

PRESS RELEASE

For Immediate Release

99 CENTS ONLY STORES LLC COMPLETES AMENDMENT AND EXTENSION OF TERM LOAN CREDIT FACILITY

Los Angeles, California, November 7, 2017 — 99 Cents Only Stores LLC (the “Company”) today announced the amendment of the Company’s existing term loan facility, which, among other things, extends the maturity date by three years from January 2019 to January 2022.

Under the amendment, the maturity date of the term loan facility has been extended to January 13, 2022, with a springing feature to June 1, 2019 if a certain percentage of the Company’s existing senior notes due in 2019 remain outstanding at that time.

In connection with the amendment, approximately $130 million of the existing first lien term loans held by the Company’s equity sponsors were converted to a new pay in kind second lien term loan facility.  The amendment increases the junior lien capacity available under the Company’s term loan facility, including for refinancing. The amendment also includes certain term lender-friendly covenant modifications and other amendments. In addition, the Company effected corresponding amendments to its ABL Facility to permit the transactions contemplated by the amendment.

“We are pleased to have completed the amendment and extension of our term loan, which significantly improves our liquidity and debt maturity profile, providing additional runway to execute our turnaround plan,” said Geoffrey J. Covert, President and Chief Executive Officer. “During the first half of fiscal 2018 the Company has achieved strong operating performance, with new product offerings, robust same store sales growth and Adjusted EBITDA up more than 40% compared to the same period a year ago.  This transaction reflects significant support from our stakeholders and will enable us to continue to drive operational momentum and generate profitable long-term growth.”

Lenders approving the proposed amendment received an upfront fee of 50 basis points at closing. The first lien term loan will bear an annual interest rate equal to LIBOR plus 500 basis points plus an additional 150 basis points to be paid in kind. The second lien term loan provides for interest to be paid in kind at an annual rate equal to LIBOR plus 850 basis points.

This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or other jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About 99 Cents Only Stores

Founded in 1982, 99 Cents Only Stores LLC is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 391 stores located in California, Texas, Arizona and Nevada. 99 Cents Only Stores LLC offers a broad assortment of name brand and other attractively priced merchandise and compelling seasonal product offerings. For more information, visit www.99only.com.

Investor Contact:

Addo Investor Relations

Lasse Glassen

(424) 238-6249

lglassen@addoir.com

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The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, the Company’s expectations with respect to the amend and extend transaction described herein.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for reasons, among others, including (i) the ability of the Company to extend the maturity of its other indebtedness including its notes, pursuant to any potential refinancing thereof or otherwise, (ii) the willingness of the Company’s lenders and noteholders to participate in the transactions described herein, (iii) the availability of alternative transactions, (iv) general market conditions and (v) those reasons discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2017. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Although the Company is actively pursuing other opportunities to improve its capital structure and extend its maturity profile (including by refinancing, exchanging and/or amending the terms of its existing debt or issuing additional debt), such other alternatives may not be available to it in the foreseeable future or at all.  If the Company is unable to complete such other alternatives on favorable terms or at all due to market conditions or otherwise, its financial condition could be materially and adversely affected.